Exhibit 99.1

Galectin Therapeutics Announces Issuance of U.S. Patent for GR-MD-02 in Diabetic Nephropathy

Norcross, Ga. (September 15, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that the U.S. Patent and Trademark Office has issued a patent for the Company’s application titled “Galactose-Pronged Carbohydrate Compounds for the Treatment of Diabetic Nephropathy and Associated Disorders.” The patent, assigned U.S. Patent No. 8,828,971, was issued September 9, 2014.

The patent covers both composition claim for and uses of the Company’s carbohydrate-based galectin inhibitor compound GR-MD-02 in patients with diabetic nephropathy, a type of progressive kidney disease that occurs in individuals with diabetes. Diabetic nephropathy is the major cause for chronic renal failure in the United States. The patent also covers other glomerulopathies, a set of diseases affecting function of the kidneys, that lead to renal failure. Pre-clinical studies have found that treatment of diabetic mice with GR-MD-02 reversed diabetic nephropathy.

“Issuance of the patent is an essential milestone in our GR-MD-02 development program, as we study galectin inhibition in diabetic nephropathy,” said Dr. Peter G. Traber, President, Chief Executive Officer, and Chief Medical Officer of Galectin Therapeutics Inc. “Research has shown that inflammatory mechanisms play a important role in diabetic nephropathy, which affects approximately 40 percent of type 1 and type 2 diabetic patients.”

GR-MD-02 is a complex carbohydrate molecule derived from apple pectin material that binds to galectin-3 protein thereby inhibiting its activity. Galectin Therapeutics is currently conducting a Phase 1 clinical trial to evaluate the safety, tolerability and exploratory biomarkers for efficacy for single and multiple doses of GR-MD-02 over four weekly doses of GR-MD-02 treatment in patients with fatty liver disease with advanced fibrosis. The primary endpoints for the phase 1 trial – safety and pharmacokinetics – have been successfully met for the two cohorts completed. The dose of 4 mg/kg was safe and well tolerated and drug levels showed that the drug acted predictably and with a linear increase from the 2 mg/kg dose. A third cohort, which is currently in progress, will further add to the Company’s pharmacokinetic knowledge and guide appropriate dose selection for Phase 2.

About Galectin Therapeutics

Galectin Therapeutics (Nasdaq:GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding preclinical data and the potential role for GR-MD-02 and GM-CT-01 in the treatment of diabetic nephropathy, liver fibrosis and cirrhosis and cancer in humans. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding any preclinical data and potential therapeutic uses and benefits of our drugs and any future pre-clinical or clinical studies are subject to factors beyond our control. Future clinical studies may not begin or produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of current or future studies, we may be unsuccessful in developing partnerships with other companies or obtaining capital that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact:   Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com